                                                      Exhibit (11)

                      AMERICOLD CORPORATION

                   STATEMENT RE COMPUTATION OF
                       PER SHARE EARNINGS

              (In thousands, except per share data)

                                               Three months  Three months  Six months   Six months
                                                  ended         ended         ended        ended
                                               last day of    last day of  last day of  last day of
                                               August 1995    August 1996  August 1995  August 1996
                                               -----------    -----------  -----------  -----------
                                               (Unaudited)    (Unaudited)  (Unaudited)  (Unaudited)

Net loss                                        $ (5,479)      $ (2,673)    $ (8,981)    $ (5,009)

Less:  total accrued preferred dividend

  (52.936 shares x 13.50% x 3/12 yr)                (179)         (179)           -             -
  (52.936 shares x 13.50% x 6/12 yr)                  -              -          (357)        (357)
                                                 -------        -------      -------      -------

Net loss for per share calculation              $ (5,658)      $ (2,852)    $ (9,338)    $ (5,366)
                                                 =======        =======      =======      =======

Weighted average number of shares
  outstanding                                      4,861          4,931        4,861        4,931
                                                 =======        =======      =======      =======


Net loss per share                              $  (1.16)      $  (0.58)    $  (1.92)    $  (1.09)
                                                 =======        =======      =======      =======